 Exhibit 99(a)(1)(C)
NOTICE OF WITHDRAWAL OF TENDER
REGARDING SHARES HELD IN
BUSINESS DEVELOPMENT CORPORATION OF
AMERICA
TENDERED PURSUANT TO THE OFFER TO PURCHASE
DATED JUNE 15, 2018
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT,
AND THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY
BUSINESS DEVELOPMENT CORPORATION OF AMERICA EITHER BY
HAND-DELIVERY OR MAIL BEFORE, 11:59 P.M. EASTERN TIME,
ON JULY 16, 2018, UNLESS THE OFFER IS EXTENDED.
THIS NOTICE OF WITHDRAWAL IS ONLY TO BE USED TO CANCEL A
PREVIOUSLY SUBMITTED LETTER OF TRANSMITTAL
COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY HAND DELIVERY OR MAIL TO:
Business Development Corporation of America
C/O DST SYSTEMS, INC.
STE. 219943
430 W. 7TH STREET
KANSAS CITY, MO 64105
YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS RECEIVED BY
BUSINESS DEVELOPMENT CORPORATION OF AMERICA AT THE ADDRESS ABOVE.

LADIES AND GENTLEMEN:
The undersigned hereby withdraws the tender of its Shares to Business Development Corporation of America (the “Company”) for purchase by the Company that previously was submitted by the undersigned in a Letter of Transmittal dated _______________, 201___.
This tender was in the amount of: _______________ Shares.
The undersigned recognizes that upon the receipt on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Shares previously tendered will not be purchased by the Company.
IMPORTANT: Signature of investor(s) or authorized person(s) should be exactly as appeared on subscription agreementFOR INDIVIDUAL INVESTORS AND JOINT TENANTSSignature of Investor(s) or Authorized Person(s)Name of Signatory (Please print)Title of Authorized Person (Please print)Signature of Investor(s) or Authorized Person(s)Name of Signatory (Please print)Title of Authorized Person (Please print) FOR OTHER INVESTORSSignature of Investor(s) or Authorized Person(s)Name of Signatory (Please print)Title of Authorized Person (Please print)Date (mm/dd/yyyy)